Exhibit 10.4

NON-COMPETITION AND CONSULTING AGREEMENT

THIS NON-COMPETITION AND CONSULTING AGREEMENT (“Agreement”) is made and entered into as of the 1st day of September, 2009, by and between Kohl’s Department Stores, Inc., a Delaware corporation and Kohl’s Corporation, a Wisconsin corporation (collectively, “Kohl’s”), and R. Lawrence Montgomery (“Consultant”).

W I T N E S S E T H:

WHEREAS, Consultant served Kohl’s for approximately 21 years in various senior executive positions, including Chief Executive Officer and Chairman of Kohl’s Board of Directors (“Board”);

WHEREAS, Consultant has expressed his desire to retire from his current position as Chairman of the Board on August 31, 2009, and will continue to serve as a member of the Board and as a Kohl’s employee through January 30, 2010;

WHEREAS, Consultant will retire from all director, officer and employment positions with Kohl’s effective January 30, 2010, and the parties wish to finalize all aspects of Consultant’s relationship with Kohl’s;

WHEREAS, Kohl’s desires to ensure that following his retirement, Consultant will not engage in certain activities that are in competition with Kohl’s, as more fully described in this Agreement;

WHEREAS, in order to assure and retain the availability of Consultant’s specific expertise regarding Kohl’s, its products and marketplaces, the retail industry in which it operates and the contacts and business relationships which Consultant established prior to his retirement and which Consultant will establish after his retirement, Kohl’s desires to engage Consultant in a post-retirement consulting relationship as more fully described in this Agreement;

WHEREAS, Consultant desires to accept such engagement and perform such services for Kohl’s, upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Release

Consultant acknowledges and agrees that Kohl’s has complied with all of its obligations to Consultant under the January 30, 1998 Employment Agreement, as amended, between Kohl’s and Consultant (“Employment Agreement”) and that Kohl’s will have no further obligations to Consultant under the Employment Agreement after January 30, 2010; provided, however, that Kohl’s obligation to continue to provide Consultant and Consultant’s Eligible Dependents with Health Insurance Benefits (each as defined in the Employment Agreement) pursuant to the terms of Section 7.3, as amended, of the Employment Agreement shall remain in full force and effect.

In order to wrap up any loose ends regarding Consultant’s employment by Kohl’s through January 30, 2010, Consultant agrees to sign and return the Complete and Permanent Release (“Release”) which is attached hereto as Exhibit A and incorporated herein; provided, however, that Consultant acknowledges and agrees that he may not sign the Release until after the last date of his employment with Kohl’s (i.e., January 30, 2010), and the signed Release must be delivered to Kohl’s on or before February 5, 2010.  Consultant acknowledges and agrees that if he fails to sign and return the Release to Kohl’s in a timely manner or chooses to revoke his acceptance of the Release as specified in Exhibit A, this Agreement shall not become effective and shall be null and void.

ARTICLE II
Consultation

2.1.

Consulting Period.  For purposes of this Agreement, the “Consulting Period” shall be the period from January 31, 2010 through the earlier of (a) January 30, 2013 or (b) the termination, for whatever reason, of this Agreement pursuant to Article IV, below.

2.2.

Services.  During the Consulting Period, Kohl’s hereby retains Consultant to act as an independent contractor for purposes of performing consulting services for Kohl’s regarding its products and marketplaces and the retail industry in which it operates, and Consultant hereby agrees to be engaged in such capacity, all in accordance with the expressed terms, duties and obligations as set forth in this Agreement.

2.3.

Consulting Duties.  During the Consulting Period, Consultant shall perform consulting services for Kohl’s regarding its products and marketplaces and the retail industry in which it operates, consistent with Consultant’s professional expertise.  Such consulting services shall, as authorized by Kohl’s from time to time, include, without limitation, the following (which for purposes of this Agreement are designated as the “Services”):

(a)      Consulting and advising Kohl’s regarding real estate issues, including without limitation, new site evaluation;

(b)

Consulting and advising Kohl’s regarding store operations issues;

(c)

Consulting and advising Kohl’s regarding its strategic growth, including potential acquisitions;

(d)

Consulting and advising Kohl’s regarding various strategic operational initiatives;

(e)

Consulting and advising Kohl’s regarding the development of new and existing industry relationships;

(f)

Assisting Kohl’s with the education of and relations with customers and employees regarding Kohl’s and its operations;

(g)

Consulting with Kohl’s regarding the enhancement of the visibility and reputation of Kohl’s through such activities as attendance at industry conferences and various public relations events;

(h)      Maintenance of regular and normal communications and relationship-building to build the brands of Kohl’s; and

(i)      Any activities reasonably related to the activities described above, as may reasonably be requested of Consultant from time to time by Kohl’s Chief Executive Officer and/or Board.

Consultant acknowledges and agrees that Consultant has no authority to enter into any contracts or assume any obligations on behalf of Kohl’s.  Kohl’s shall not be liable for any actions or omissions of Consultant in excess of his authority as set forth above or otherwise in breach of this Agreement.

2.4.

Time.  During the Consulting Period, Consultant agrees to devote such of his time and efforts as are necessary to perform and complete the Services; provided, however, that such time and efforts do not exceed 250 hours per calendar year.  Kohl’s anticipates that the performance of the Services will, from time to time, be conducted in person, at meetings, presentations or conferences, or via telephone, email or other electronic communication.  Kohl’s acknowledges and agrees that the time and effort that Consultant must devote to the performance of Services hereunder will likely vary from time to time.

ARTICLE III
Consideration; Expenses

3.1.

Consideration.

(a)

During the Consulting Period, as full and complete compensation for the Services to be provided and the obligations to be undertaken by Consultant hereunder, Kohl’s shall pay Consultant a fee of Sixty Two Thousand Five Hundred and 00/100 Dollars ($62,500.00) per month; provided, however, that should this Agreement terminate pursuant to Article IV, below, prior to January 30, 2013, Kohl’s shall have no further payment obligations to Consultant under this Agreement other than payment of the portion of the final monthly fee, pro-rated for the portion of the final month of service completed prior to such termination.  Payments under this Section 3.1(a) will be made to Consultant by Kohl’s no later than the 15th day of the month following the month to which the fee relates.

(b)

Provided that this Agreement has not terminated prior to January 30, 2013, for the twenty-four (24) month period immediately following the Consulting Period, in consideration of Consultant’s continuing obligations under Articles VII through X, below, Kohl’s shall pay Consultant a fee of Thirty-One Thousand Two Hundred Fifty and no/100 Dollars ($31,250.00) per month, payable no later than the last day of each such month following the Consulting Period; provided, however, that should this Agreement terminate pursuant to Article IV, below, prior to the end of such twenty-four (24) month period, Kohl’s shall have no further payment obligations to Consultant under this Agreement other than payment of the final monthly fee, pro-rated for the portion of the  month in which such termination occurs; provided, further, that should Consultant violate the terms of Articles VII through X, below, such payments shall immediately cease and Consultant shall be required to repay Kohl’s any amounts paid to Consultant pursuant to this Section 3.1(b).  Consultant acknowledges and agrees that the provisions of Articles VII through X, below, shall be enforceable against him notwithstanding his receipt or lack of receipt of payments under this Section 3.1(b).

3.2.

Reimbursement of Expenses.  During the Consulting Period, Kohl’s shall pay or reimburse Consultant for all documented ordinary and reasonable out-of-pocket expenses incurred by Consultant in performing the Services hereunder in accordance with Kohl’s policy on such reimbursable expenses; provided, however, that any single expense exceeding Five Hundred and no/100 Dollars ($500.00) must be pre-approved by Kohl’s in writing and the aggregate expenses reimbursable pursuant to this Section 3.2 in any calendar year period (pro-rated for any partial calendar year of this Agreement) shall not exceed Two Thousand and no/100 Dollars ($2,000.00) unless pre-approved by Kohl’s in writing.  Consultant shall be required to submit an itemized account of such expenditures and such proof as may be necessary to establish to the reasonable satisfaction of Kohl’s that such expenses incurred by Consultant were ordinary and necessary business expenses incurred on behalf of Kohl’s.  Should Consultant elect to perform duties from his home, any such home office expenses shall be his responsibility.  In no event shall Kohl’s be obligated to pay any compensation other than that specified in this Article III.

ARTICLE IV
Termination

4.1.

Termination Events.  Notwithstanding any other provision of this Agreement, this Agreement will terminate if any of the following events occur:

(a)

The mutual written agreement of the parties that this Agreement be terminated;

(b)

Upon the material breach or violation of the terms of this Agreement by either party (including, but not limited to, Consultant’s failure to perform his duties satisfactorily), provided: (i)  the non-breaching party has previously delivered written notice of the breach or violation to the breaching party specifying the nature of the breach or violation and specifying a reasonable period of time in which such breach or violation must be cured, and (ii)  such breach or violation remains uncured after the expiration of such cure period, and (iii)  within ten days after the expiration of such cure period, the non-breaching party delivers written notice of termination to the breaching party.

(c)

Consultant’s death.

4.2.

Obligations Upon Termination.  Upon the termination of this Agreement pursuant to Section 4.1, above, or at such earlier time as specified below, the parties shall have the following obligations:

(a)

Consultant shall deliver to Kohl’s any and all materials relating in any way to and/or created in connection with the performance of the Services, including, but not limited to any computer discs or other electronic media, papers or records containing Confidential Information or Trade Secrets (defined below) and any and all materials relating to the Services.  Consultant’s obligation to make such delivery shall arise upon the termination of this Agreement or at any other time requested by Kohl’s.

(b)

Kohl’s shall make any payments required under Article III, above, through the date of termination, in full satisfaction of Kohl’s remaining financial obligations to Consultant under this Agreement, and the obligation to make any further payments shall terminate.

(c)

Consultant’s obligations under Articles VII through X, below, shall survive termination of this Agreement, and Consultant shall abide by his obligations under those Articles following termination, for whatever reason, of this Agreement regardless of whether Consultant is receiving compensation under Article III, above.

ARTICLE V
Independent Consultant Relationship

It is expressly acknowledged by the parties hereto that Consultant is an independent contractor.  Nothing contained herein or otherwise shall be construed in such manner as to create the relationship of employer/employee between Consultant and Kohl’s.  Kohl’s acknowledges that Consultant’s duties under this Agreement do not constitute the only requirement upon the time of Consultant and that Consultant will be free to exercise his discretion as to the method and means of performance of the Services.  Except as provided in Articles VII through X, below, Kohl’s further acknowledges that nothing contained herein shall be deemed to prohibit Consultant from accepting employment with, or rendering professional services to, any other party at any time.  In acknowledging that he is an independent contractor, Consultant agrees that except for the health insurance benefits specifically referenced in Article I above, he shall not be entitled to participate in any insurance or other fringe benefits provided by Kohl’s to its employees.  Consultant further agrees that Kohl’s shall not be required hereunder to withhold nor shall Kohl’s withhold any federal or state income, social security, unemployment or other tax or similar payments from the amounts payable to Consultant hereunder, it being agreed by Consultant that he is liable for self-employment and/or employment taxes on the amounts earned by him under this Agreement.  Consultant agrees to indemnify and hold Kohl’s harmless from and against any and all liabilities, costs, expenses and damages (including reasonable attorneys’ fees and costs) resulting from the imposition of any of the foregoing costs against Kohl’s by reason of Consultant being deemed an employee of Kohl’s.

ARTICLE VI
Representations and Warranties of the Consultant

Consultant represents and warrants to Kohl’s that he (i) has full power and right to perform the Services hereunder; and (ii) is under no obligation of contract, confidentiality, non-competition or similar restraint relating to or restricting his ability to perform the Services hereunder.

ARTICLE VII
Confidential Information; Return of Records

7.1.

Acknowledgments.  Consultant acknowledges and agrees that, as an integral part of its business, Kohl’s has expended a great deal of time, money and effort to develop and maintain confidential, proprietary and trade secret information to compete against similar businesses and that this information, if misused or disclosed, would be harmful to Kohl’s business and competitive position in the marketplace.  Consultant further acknowledges and agrees that as a consultant under this Agreement, Kohl’s provides Consultant with access to its confidential, proprietary and trade secret information, strategies and other confidential business information that would be of considerable value to competitive businesses.  As a result, Consultant acknowledges and agrees that the restrictions contained in this Article VII are reasonable, appropriate and necessary for the protection of Kohl’s confidential, proprietary and trade secret information.  For purposes of the Article VII, the term “Kohl’s” means Kohl’s Corporation, Kohl’s Department Stores, Inc. and their respective parent companies, subsidiaries and affiliates.

7.2.

Confidentiality Obligations.  During the Consulting Period, Consultant will not, directly or indirectly, use or disclose any Confidential Information or Trade Secrets (defined below) of Kohl’s, except in the interest and for the benefit of Kohl’s.  After the Consulting Period, Consultant will not, directly or indirectly, use or disclose any Trade Secrets of Kohl’s, unless such information ceases to be deemed a Trade Secret by means of one of the exceptions set forth in Section 7.3(c), below.  For a period of two (2) years following the Consulting Period, Consultant will not, directly or indirectly, use or disclose any Confidential Information of Kohl’s, unless such information ceases to be deemed Confidential Information by means of one of the exceptions set forth in Section 7.3(c), below.

7.3.

Definitions.

(a)

Trade Secret.  The term “Trade Secret” shall have that meaning set forth under applicable law.  This term is deemed by Kohl’s to specifically include all computer source, object or other code created by or for Kohl’s and any confidential information received from a third party with whom Kohl’s has a binding agreement restricting disclosure of such confidential information.

(b)

Confidential Information.  The term “Confidential Information” shall mean all non-Trade Secret or proprietary information of Kohl’s which has value to Kohl’s and which is not known to the public or Kohl’s competitors, generally, including, but not limited to, strategic growth plans, pricing policies and strategies, employment records and policies, operational methods, marketing plans and strategies, advertising plans and strategies, product development techniques and plans, business acquisition and divestiture plans, resources, sources of supply, suppliers and supplier contractual relationships and terms, technical processes, designs, inventions, research programs and results, source code, short-term and long-range planning, projections, information systems, sales objectives and performance, profits and profit margins, and seasonal plans, goals and objectives.

(c)

Exclusions.  Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Article VII shall not apply to, any information which: (i) can be demonstrated by Consultant to have been known by Consultant prior to Consultant’s employment by and service to Kohl’s; (ii) is or becomes generally available to the public through no act or omission of Consultant; (iii) is obtained by Consultant in good faith from a third party who discloses such information to Consultant on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Consultant outside the scope of Consultant’s employment by and service to Kohl’s without use of Confidential Information or Trade Secrets.

7.4.

Return of Records.  Following the Consulting Period, or upon request by Kohl’s at any time, Consultant shall immediately return to Kohl’s all documents, records, and materials belonging and/or relating to Kohl’s, and all copies of all such materials.  Following the Consulting Period, or upon request by Kohl’s at any time, Consultant further agrees to destroy such records maintained by Consultant on Consultant’s own computer equipment and to make available Consultant’s personal computer equipment for inspection by Kohl’s or its agent, at reasonable times and at Kohl’s expense upon Kohl’s request, to ensure that adequate measures have been taken to destroy such records on Consultant’s computer equipment.

ARTICLE VIII

Non-Competition

8.1.

Acknowledgments.  Consultant acknowledges and agrees that Kohl’s is one of the leading retail companies in the United States, with department stores throughout the United States, and that Kohl’s compensates consultants like Consultant to, among other things, develop and maintain valuable goodwill and relationships on Kohl’s behalf (including relationships with customers, suppliers, vendors, employees and other associates) and to maintain business information for Kohl’s exclusive ownership and use.  As a result, Consultant acknowledges and agrees that the restrictions contained in this Article VIII are reasonable, appropriate and necessary for the protection of Kohl’s goodwill, associate relationships and Confidential Information and Trade Secrets.  Consultant further acknowledges and agrees that the restrictions contained in this Article VIII will not pose an undue hardship on Consultant or Consultant’s ability to find gainful employment or engagements.  For purposes of the Article VIII, the term “Kohl’s” means Kohl’s Corporation, Kohl’s Department Stores, Inc. and their respective parent companies, subsidiaries and affiliates.

8.2.

Restrictions on Competition.  During the Consulting Period and for a period of two (2) years following the Consulting Period, Consultant will not, directly or indirectly, advise, participate on or be a member of any board of directors, or be employed on the management team, of any Competitor (defined below) with respect to such Competitor’s operations in the United States; provided, however, that this Section 8.3:

(a)

Shall only bar Consultant from performing for a Competitor duties of the type Consultant performed or agreed to perform for Kohl’s during the Consulting Period and the two (2) year period prior to the Consulting Period; and

(b)

Shall not prohibit Consultant from investing as a passive investor in the capital stock or other securities of a publicly traded corporation listed on a national securities exchange.

8.3.

Competitor.  The term “Competitor” means each of the following entities: J.C. Penney Company, Inc., Macy’s, Inc., The Gap, Inc., Target Corporation, Sears Holdings Corporation, and any subsidiary entities thereof engaged in the operation of national retail department stores and the successors of any such entities.

ARTICLE IX

Business Ideas

9.1.

Assignment of Business Ideas.  Consultant shall immediately disclose to Kohl’s a list of all inventions, patents, applications for patent, copyrights, and applications for copyright in which Consultant currently holds an interest.  Kohl’s will own, and Consultant hereby assigns to Kohl’s, all rights in all Business Ideas (as defined in Section 9.2, below).  All Business Ideas which are or form the basis for copyrightable works shall be considered “works for hire” as that term is defined by United States copyright law.  Any works that are not found to be “works for hire” are hereby assigned to Kohl’s.  During the Consulting Period and for one (1) year thereafter, Consultant will promptly disclose all Business Ideas to Kohl’s and execute all documents which Kohl’s may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.  Following the Consulting Period, Consultant will cooperate with Kohl’s to assist Kohl’s in perfecting its rights to any Business Ideas including executing all documents which Kohl’s may reasonably require.  For purposes of the Article IX, the term “Kohl’s” means Kohl’s Corporation, Kohl’s Department Stores, Inc. and their respective parent companies, subsidiaries and affiliates.

9.2.

Business Ideas.  The term “Business Ideas” as used in this Agreement means all ideas, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Consultant originates, discovers or develops, either alone or jointly with others while Consultant is providing services to Kohl’s and for one (1) year thereafter and which are (i) related to any business known by Consultant to be engaged in or contemplated by Kohl’s, (ii) originated, discovered or developed during Consultant’s working hours or service to Kohl’s, or (iii) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, Trade Secrets, or equipment furnished by Kohl’s.

ARTICLE X

Employee Non-Solicitation

During the Consulting Period and for twenty-four (24) months thereafter, Consultant shall not directly or indirectly encourage any Kohl’s employee to terminate his/her employment with Kohl’s or solicit such an individual for employment outside of Kohl’s in a manner which would end or diminish that employee’s services to Kohl’s.  For purposes of the Article X, the term “Kohl’s” means Kohl’s Corporation, Kohl’s Department Stores, Inc. and their respective parent companies, subsidiaries and affiliates.

ARTICLE XI
Miscellaneous

11.1.

Recitals.  The recitals to this Agreement are hereby incorporated herein by this reference.

11.2.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to the principles of conflicts of law thereunder.

11.3.

Entire Agreement; Amendment.  This Agreement contains the entire agreement between the parties with respect to the provision of consulting services by Consultant to Kohl’s, and supersedes all prior and contemporaneous representations, promises, agreements and understandings, whether oral or written, between the parties.  This Agreement may not be modified, amended, terminated or waived, in whole or in part, except by a written instrument signed by each of the parties hereto.

11.4.

Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, one (1) business day after sent by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment, or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested (provided, that if there is a general delay in mail delivery when the notice is mailed due to terrorism or other unusual circumstances, then the notice shall be considered to be given hereunder when it is actually received by the addressee), in each case addressed as follows, or to such other address as shall be designated by notice duly given:

If to Kohl’s:

Kohl’s Department Stores, Inc.

N56 W17000 Ridgewood Drive
Menomonee Falls, WI  53051

Fax: 262-703-7274

Attn: Richard D. Schepp, Esq.

Executive Vice President and General Counsel

If to the Consultant:

R. Lawrence Montgomery

6360 North Lake Drive

Whitefish Bay, WI  53217

or such other address as either party shall request for itself by a notice given pursuant to this Section 11.4.

11.5.

Assignment.  This Agreement is binding upon and shall inure to the benefit of the successors and assigns of Kohl’s and may be assigned by Kohl’s without the consent of Consultant.  This Agreement may not be assigned by Consultant without Kohl’s prior written consent.

11.6.

Severability.  The obligations imposed by this Agreement are severable and should be construed independently of each other.  The invalidity of one provision shall not affect the validity of any other provision.

11.7.

Waiver.  No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, nor shall such waiver constitute a continuing waiver unless expressly provided.

11.8.

Neutral Construction.  The language used in this Agreement shall be deemed to be the language chosen by both of the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.

11.9.

Captions.  The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

11.10.

Counterparts; Facsimile.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile copy with the same binding effect as the original.

11.11.

Survival.  The parties agree that the provisions of Articles VII through X of this Agreement shall survive the expiration or termination of this Agreement without limitation.

IN WITNESS WHEREOF, the parties hereto have executed or caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

COMPANY:

KOHL’S DEPARTMENT STORES, INC.

KOHL’S CORPORATION

By:  /s/ KEVIN MANSELL_______________________

Kevin Mansell

Chairman, President and Chief Executive Officer

CONSULTANT:

/s/ R. LAWRENCE MONTGOMERY___________

R. Lawrence Montgomery

EXHIBIT A

COMPLETE AND PERMANENT RELEASE

I, R. Lawrence Montgomery, hereby agree to the following Complete and Permanent Release (“Release”).  I understand that, in order for the Consulting Agreement to be effective, I must first sign and return this Release to Kohl’s Department Stores, Inc. at N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051, ATTN: Richard D. Schepp, Executive Vice President and General Counsel.  I understand that the signed Release must be received by Kohl’s Department Stores, Inc. after January 30, 2010 and no later than February 5, 2010.

1.

General Release of Claims.

I hereby release the Company from any and all claims I have against the Company.

2.

Claims to Which Release Applies.

This Release applies both to claims which are now known or are later discovered.   However, this Release does not apply to any claims that may arise after the date I execute the Release.  Nor does this Release apply to any claims which may not be released under applicable law.

3.

Claims Released Include Age Discrimination Claims

The claims released include, but are not limited to, (1) claims arising under the Age Discrimination in Employment Act as amended (29 U.S.C. Section 621 et seq.), (2) claims arising out of or relating in any way to my employment or other relationship with the Company (including, without limitation, claims arising out of or relating in any way to the January 30, 1998 Employment Agreement, as amended, between the Company and me) and (3) claims arising under any other federal, state or local law, regulation, ordinance or order that regulates such employment or other relationship with the Company.

4.

Release Covers Claims Against Related Parties.

For purposes of this release, the term “Company” includes Kohl’s Department Stores, Inc. and any of its present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, members, partners, employees, agents, insurers, servants, representatives, predecessors, successors, and assigns.  Therefore, the claims released include claims I have against any such persons or entities.

5.

The Terms “Claims” and “Release” are Construed Broadly.

As used in this release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights,” “causes of action (whether arising in law or equity),” “damages,” “demands,” “obligations,” “grievances” and “liabilities” of any kind or character.  Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.”

6.

Release Binding on Consultant and Related Parties.

This release shall be binding upon me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

7.

Additional Consideration.

I have executed this Release in consideration for the benefits provided to me in the attached Consulting Agreement.  I acknowledge that such benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from the Company and that I am not entitled to such benefits unless I execute and do not revoke this Release.  Such benefits are sufficient to support this Release.

8.

All Representations in Documents.

In entering into this Release, I acknowledge that I have not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this Release and the attached Consulting Agreement.  I agree that I am not entitled to any other benefits except those described in this Release and the attached Consulting Agreement.

9.

Opportunity to Consider this Release; Consultation with Attorney.

I have read this Release and fully understand its terms.  I have been offered at least 21 calendar days to consider its terms.  I have been (and am again hereby) advised in writing to consult with an attorney before signing this Release.

10.

Voluntary Agreement.

I have entered into this Release knowingly and voluntarily and understand that its terms are binding on me.

11.

Partial Invalidity of Release.

If any part of this Release is held to be unenforceable, invalid or void, then the balance of this Release shall nonetheless remain in full force and effect to the extent permitted by law.

12.

Headings.

The headings and subheadings in this Release are inserted for convenience and reference only and are not to be used in construing the Release.

13.

Applicable Law.

Wisconsin law will apply in connection with any dispute or proceeding concerning this Release.

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14.

Benefit Waiver.

I agree to waive and give up any benefit conferred on me by any order or judgment issued in connection with any proceeding filed against the Company (as defined in Paragraph 4, above) regarding any claim released in this Release.

15.

Seven-Day Revocation Period.

I understand that I have a period of seven (7) calendar days following the date I sign this Release to revoke this Release by giving written notice of such revocation to Kohl’s Department Stores, Inc. at N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051, ATTN: Richard D. Schepp, Executive Vice President and General Counsel.  This Release will be binding and effective upon the expiration of this seven-day period if I do not revoke, but not before.  If I revoke this Release prior to the expiration of this seven-day period, I agree that all rights and claims of the parties which would have existed but for the acceptance of this Release’s terms, shall be restored and that the Consulting Agreement shall not become effective and shall be null and void.

EXECUTED THIS _____ DAY OF ________________, 2010.

____________________________________

R. Lawrence Montgomery

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